UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2015, the Compensation Committee of QLogic Corporation, a Delaware corporation (the “Company”), approved a Change in Control Severance Agreement (the “Agreement”), with Christine King, the Company’s Executive Chairman. Under the Agreement, in the event that the Company terminates Ms. King’s employment without cause or in the event that Ms. King terminates her employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, Ms. King would be entitled to receive a cash lump sum payment equal to (i) the sum of Ms. King’s annual base salary and the greater of Ms. King’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to Ms. King for any one of the 3 preceding fiscal years, multiplied by (ii) 1.5. For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Agreement, the form of which is on file with the Securities and Exchange Commission. In addition, the Company will pay or reimburse Ms. King for the cost of the premiums charged to continue her and her dependents’ health coverage pursuant to COBRA for a period of up to one year following the termination. Any stock option or other equity-based award granted by the Company to Ms. King, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The Agreement will have a two-year term and will be automatically extended for one additional year on the anniversary of the effective date of the Agreement, unless the Compensation Committee notifies Ms. King that the Agreement will not be extended.

Under the Agreement, Ms. King is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to Ms. King in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, Ms. King will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in her receiving the greater benefit on an after-tax basis. Ms. King’s right to benefits under the Agreement is subject to her execution of a release of claims in favor of the Company upon the termination of her employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

November 20, 2015	/s/ Jean Hu
Jean Hu
Acting Chief Executive Officer, Senior Vice President and Chief Financial Officer